For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 956-6598
bsnider@uwbank.com

FOR IMMEDIATE RELEASE

UNITED WESTERN BANCORP, INC. REPORTS
2008 THIRD-QUARTER RESULTS

•	Record core operating income for the third quarter of 2008 of $4.0 million, or $.57 per diluted share, since starting community bank business plan.
•
Net income for the third quarter of 2008 of $1.5 million, or $.21 per diluted share, due to an after tax, non-cash other-than-temporary impairment charge of $2.5 million, or $.36 per diluted share, on investment securities.

•	Community bank loans grow $121 million in the third quarter, $349 million year to date.
•	Total community bank loans reach $1.06 billion.
•	Net interest margin was 3.99% compared to 3.92% for the prior quarter, and 3.64% for the year-ago third quarter.
•	Community bank loan asset quality continues to be satisfactory.
•	Community bank deposits increase $73 million, or 67%, in the third quarter to $182 million.
•	Sixth full service banking office opens in Longmont.

Denver – November 10, 2008. United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank®, (the “Bank”) is a community bank focused on expansion across Colorado’s Front Range market and selected mountain communities, announced results for its 2008 third quarter.

Net income for the quarter was $1.5 million, or $.21 per diluted share, compared with $3.1 million, or $.43 per diluted share, for the second quarter of 2008. Income for the quarter ended September 30, 2007 was $2.7 million, or $.37 per diluted share. The third quarter results include a $4.1 million other-than-temporary impairment (“OTTI”) write down on investment securities. Excluding the after-tax effect of the impairment write down on investment securities, net income for the quarter was $4.0 million, or $.57 per diluted share. See a reconciliation of this non-GAAP financial information to the Company’s actual net income for the third quarter of 2008 in Appendix I to this release.

Net income for the nine months of 2008 was $7.9 million or $1.10 per diluted share, compared to $7.2 million or $.98 per diluted share for the nine months of 2007. Excluding the after-tax effect of the impairment write down on investment securities, net income for the nine months ended September 30, 2008 was $10.5 million or $1.46 per diluted share. See a reconciliation of this non-GAAP financial information to the Company’s actual net income for the nine months ended September 30, 2008 in Appendix I to this release.

Scot T. Wetzel, President and Chief Executive Officer said: “We are pleased with the results from our core operations in the third quarter, which generated record profit from our community banking business plan of $4 million, or $.57 per diluted share.  We are, however, disappointed to report the non-cash OTTI charge resulting from a write down of two of our mortgage-backed securities with a total unpaid principal balance of $9.4 million. With this charge, we have now written the affected securities down by 44%. Mortgage market dislocation and illiquidity impacted the availability of reliable market prices for performing non-agency securities. Again, excluding this non-cash OTTI charge, the Company would have reported its best quarterly performance since starting our community banking business platform in the first quarter of 2006. United Western Bank remains well capitalized at the end of the third quarter, and we are taking steps to prospectively increase capital, including investing additional capital from the holding company into the Bank. We are also considering participation in the U.S. Treasury TARP Capital Purchase Program. Our core community banking business continues to outperform our expectations, and we remain focused on diligently and strategically growing our company in this unprecedented economic environment.”

William D. Snider, Chief Financial Officer, said: “Prudent lending together with continuing liability management resulted in a seven basis point increase in the net interest margin in the linked quarter. The net interest margin rose to 3.99% for the third quarter of 2008 compared to 3.92% for the second quarter. The net interest margin rose 35 basis points over the year ago period. Our asset quality remained stable in the third quarter. Nonperforming community bank loans were $6.2 million, representing 58 basis points of the community bank loan portfolio. During the third quarter we added $2.6 million to the allowance for credit losses based on the $121 million of new community bank loans, and specific allowances added to four loans and other loans we identified that exhibited signs of weakness. The community bank allowance for credit losses was 1.32% of community bank loans and 226% of nonperforming community bank loans. In total, the allowance is 1.06% of total loans and 105% of nonperforming loans.

The ongoing crises in the financial markets and national economy resulted in further declines in the value of certain securities in our investment portfolio during the third quarter. The OTTI impairment occurred primarily as a result of continuing weaknesses in the residential real estate markets, and the probability of declines in expected future cash flows for the affected securities. The portfolio remains substantially investment grade and the remaining temporary declines in value are the result of the current market disruptions. It is important to note that we have experienced no payment defaults in any of our investment securities.”

Net Interest Income, Yield on Assets, Cost of Liabilities

	Quarter Ended
	September 30, 2008	June 30, 2008	September 30, 2007
	(Dollars in thousands)
Interest and dividend income	$29,151	$27,494	$30,882
Interest expense	8,109	7,608	13,026
Net interest income before provision for credit losses	$21,042	$19,886	$17,856

Yield on assets	5.51%	5.40%	6.25%
Cost of liabilities	1.73%	1.71%	3.04%
Net interest spread	3.78%	3.69%	3.21%
Net interest margin	3.99%	3.92%	3.64%

Net interest income before provision for credit losses totaled $21.0 million for the quarter ended September 30, 2008, compared with $19.9 million for the quarter ended June 30, 2008, and $17.9 million for the quarter ended September 30, 2007. The increase in net interest income before provision for credit losses between the third quarter and the second quarter of 2008 of $1.2 million was principally the result of continued loan growth. In the third quarter, average community bank loans increased $132 million, which contributed $1.9 million of additional interest income. Interest income from wholesale assets declined $143,000 from a $56 million decline in the average balance as a result of payoffs. Premium amortization on purchased SBA loans and securities declined by $292,000 in the third quarter of 2008 to $700,000, as compared to $992,000 for the second quarter of 2008. In the third quarter of 2008, the yield on total interest-earning assets increased 11 basis points versus the second quarter of 2008. The increase in the yield on assets is attributed to the continuing change in asset mix from the lower yielding wholesale assets to the community banking assets. The yield on assets was 5.51% for the third quarter, compared with 5.40% for the second quarter of 2008. The yield on community bank loans declined 16 basis points to 6.19% for the third quarter compared with 6.35% for the 2008 second quarter. For the same periods, the yield on wholesale assets increased 20 basis points to 4.99% versus 4.79% due principally to the lower premium amortization on purchased SBA loans and securities. The Company’s cost of interest-bearing liabilities increased two basis points to 1.73% for the third quarter, compared with 1.71% for the second quarter. This increase was due to a shift in the mix of liabilities caused by new retail deposit promotions, which resulted in an increase in money market, NOW and certificate accounts and a reduction in FHLBank borrowings.

Comparing the third quarter of 2008 to the third quarter of 2007, net interest income before provision for credit losses increased $3.2 million as the cost of liabilities declined by $4.9 million, and for the same periods interest and dividend income declined by $1.7 million. Average interest-earning assets increased by $138 million between the third quarters of 2008 and 2007. The yield on interest-earning assets was 5.51% for the third quarter of 2008 compared with 6.25% for the third quarter of 2007. This 74 basis point decline in the yield on interest-earning assets was the result of the decrease in the prime rate and was partially offset by the change in mix of assets. The decline in the prime rate caused the yield on our community bank loans to decline by 226 basis points between the two periods. However, between the third quarters of 2008 and 2007, the average balance of community bank loans increased by $414 million and the average balance of lower-yielding wholesale assets declined by $258 million. Also between the periods, there was lower premium amortization of $485,000 on purchased SBA loans and securities.

The cost of interest-bearing liabilities declined by 131 basis points to 1.73% for the third quarter of 2008 versus 3.04% for the same period a year ago. In addition to the factors discussed above, we had a 121 basis point reduction in borrowed money and junior subordinated debt, due to both general market declines in rates and as a result of our retirement of $20 million of trust preferred securities during the third quarter of 2007.

Provision for Credit Losses
	Quarter Ended
	September 30, 2008	June 30, 2008	September 30, 2007
	(Dollars in thousands)
Net interest income before provision for credit losses	$21,042	$19,886	$17,856
Provision for credit losses	2,567	2,080	352
Net interest income after provision for credit losses	$18,475	$17,806	$17,504

In the third quarter of 2008, provision for credit losses was $2.6 million compared with $2.1 million for the second quarter of 2008 and $352,000 for the third quarter of 2007. The provision for credit losses in the third quarter of 2008 was the result of the $121 million of growth net of repayments in our community bank loan portfolio during the period, an increase of specific impairments of $767,000 associated with one $2.9 million nonperforming construction loan and three residential loans, and approximately $600,000 related to other existing loans that demonstrated signs of weakness for which the loan grade was reduced.

The provision for credit losses for the second quarter of 2008 of $2.1 million reflected growth of the community bank loan portfolio of $113.8 million net of repayments and $667,000 of provision related to the $2.9 million nonperforming construction loan.

The provision for credit losses for the third quarter of 2007 of $352,000 reflected growth of the community bank loan portfolio of $81.4 million net of repayments and was partially offset by repayments of residential wholesale loans and certain improvements in individual loan grades.

Noninterest Income
	Quarter Ended
	September 30, 2008	June 30, 2008	September 30, 2007
	(Dollars in thousands)
Custodial, administrative and escrow services	$2,547	$2,580	$2,155
Loan administration	1,175	1,202	1,436
Gain on sale of loans	418	142	1,216
Other-than-temporary impairment	(4,110)	–	–
Other	1,115	630	1,489
Total noninterest income	$1,145	$4,554	$6,296

Noninterest income was $1.1 million for the quarter ended September 30, 2008 compared to $4.6 million for the quarter ended June 30, 2008, and $6.3 million for the quarter ended September 30, 2007. Excluding the $4.1 million OTTI charge, noninterest income was $5.3 million for the quarter ended September 30, 2008. The increase, excluding the OTTI charge, between the third quarter and second quarter of 2008 was caused by an increase in gain on sale of SBA originated loans, and a dividend of $540,000 from our approximate 7% ownership in a mutual fund clearing and settlement company, which is included in other noninterest income. Gain on sale of loans was $418,000 for the third quarter of 2008 on sales of $12.2 million of principal balance of originated SBA loans versus a gain of $142,000 on sales of $2.7 million of principal balance of originated SBA loans for the second quarter of 2008.

The held to maturity securities written down in the third quarter of 2008 consisted of two non-agency collateralized mortgage obligations issued in 2005 and 2006 with a total amortized cost of $9.4 million prior to the impairment write down. The estimated market values for the securities totaled $5.3 million at September 30, 2008, representing a decline in value of $4.1 million. All principal and interest payments have been made to date in accordance with the terms of each security. Each security has received a ratings decline, and this information, together with the magnitude and duration of the decline in fair value and the decline in expected future cash flows, resulted in management’s conclusion that the securities were other-than-temporarily impaired within the meaning of GAAP, giving consideration to the current illiquidity in the marketplace and uncertainty of a near-term recovery in value.

Noninterest income for the quarter ended September 30, 2007 included gains from the sale of $29.5 million of principal balance of SBA originated loans, from which we realized a gain of $1.2 million, and a dividend of $405,000 from the same cost-method investment.

Noninterest Expense
	Quarter Ended
	September 30, 2008	June 30, 2008	September 30, 2007
	(Dollars in thousands)
Compensation and employee benefits	$8,298	$7,628	$7,085
Subaccounting fees	4,365	4,485	5,905
Lower of cost or fair value adjustments	245	207	543
Occupancy and equipment	898	717	792
Other	5,127	4,938	6,317
Total noninterest expense	$18,933	$17,975	$20,642

Noninterest expense was $18.9 million for the quarter ended September 30, 2008, versus $18.0 million for the quarter ended June 30, 2008, and $20.6 million for the quarter ended September 30, 2007. Noninterest expense for the third quarter of 2008 increased $958,000, or 5.3%, from the second quarter due principally to higher expenses related to compensation, occupancy and other. Compensation and employee benefits increased $670,000 to $8.3 million in the third quarter compared with $7.6 million for the second quarter. An increase in incentive compensation related to current year loan production was the principal cause of the increase. In addition, there was a reduction in compensation deferred as a component of direct origination costs of loans in the third quarter as compared to the second quarter. The largest factor causing the increase in occupancy expense from the second quarter period of 2008 included an $81,000 refund of prior common area maintenance charges received in the second quarter; other factors contributing were rental payments that commenced in connection with the Company’s site in south Denver. Other expenses increased $189,000 in the third quarter of 2008 versus the second quarter; this was principally related to an increase in professional fees related to ongoing routine legal matters. The Company incurred a charge of $245,000 to reduce the carrying value of residential loans held for sale to the lower of cost or fair value in the third quarter of 2008 compared to $207,000 in the second quarter. This non-cash charge was principally the result of the increase in return demanded by potential investors of whole loans. Subaccounting fees declined $120,000 based on the comparable lower interest rate environment in the third quarter compared particularly to early in the second quarter.

Noninterest expense for the third quarter of 2008 decreased $1.7 million as compared to the third quarter of 2007. Lower subaccounting fees contributed $1.5 million of the decline principally due to the decline in market interest rates upon which such fees are based. Also in the third quarter of 2007 the Company incurred a $1.4 million charge in connection with the retirement of $20 million of trust preferred debt. Offsetting these declines was an increase in compensation and employee benefits of $1.2 million due to an increase in personnel at United Western Bank to staff the growth of our community banking business.

Income Taxes. For the quarter ended September 30, 2008, the Company recognized an income tax benefit of $805,000, which equates to an effective tax rate of (117%). The Company’s effective tax rate was 30.1% for the second quarter of 2008, and 15.7% for the quarter ended September 30, 2007. The effective tax rate for the third quarter of 2008 was impacted by the OTTI charge, which resulted in a $1.6 million reduction in income tax expense.

In addition, the effective tax rate for the third quarter of 2008 and 2007 was impacted by previously uncertain tax positions that were resolved with the lapsing of the statute of limitations of the associated tax returns. Income tax expense was reduced by $694,000, and $470,000, for the third quarters of 2008 and 2007, respectively. Absent the resolution of uncertain tax positions, our effective income tax rate generally differs from enacted tax rates principally due to the Company’s utilization of $33 million of New Markets Tax Credits.

Balance Sheet. The Company’s assets were $2.24 billion at September 30, 2008, compared with $2.10 billion at December 31, 2007 and $2.07 billion at September 30, 2007. Assets grew $145 million in the nine months of 2008, as total community bank loans increased, as shown below.

Loan Portfolio
	September 30, 2008	December 31, 2007	September 30, 2007
	(Dollars in thousands)
Community bank loans:
Commercial real estate	$460,864	$287,294	$238,451
Construction and development	364,859	272,736	226,142
Commercial and industrial	130,615	88,175	79,861
Multifamily	50,176	48,613	54,609
SBA originated, guaranteed portions	4,261	5,602	5,221
Consumer	44,445	3,825	3,779
Total community bank loans	1,055,220	706,245	608,063

Wholesale loans:
Residential	351,378	442,890	468,698
SBA purchased loans - guaranteed	92,225	116,084	133,802
Total loans	$1,498,823	$1,265,219	$1,210,563

At September 30, 2008, community bank loans were $1.055 billion, a $349 million increase from $706 million at December 31, 2007. For those same periods, wholesale loans declined $115 million to $444 million as the result of repayments and $18 million of residential loans that were securitized with FNMA.

In addition to the wholesale residential portfolio, the Company’s community bank loan portfolio consists of a concentration of commercial real estate and construction and development (C&D) loans, as well as multifamily loans and consumer loans collateralized by real estate. In the first nine months of 2008 commercial real estate loans grew $174 million to approximately $461 million. This portion of the portfolio includes a wide variety of loan types that are geographically disbursed. The commercial real estate loan portfolio collateral is located approximately 38% in the Denver metropolitan area, 35% in other areas of Colorado, and 27% is located outside Colorado. Approximately 35% of the portfolio is comprised of owner occupied projects.

At September 30, 2008, the C&D portfolio represents 34.6% of the community bank loan portfolio compared to 38.6% at December 31, 2007. Within the C&D portfolio, construction loans totaled $243 million and land development loans were $122 million at September 30, 2008, compared to $162 million and $111 million, respectively, at December 31, 2007. At September 30, 2008 the construction loan portfolio consists of 40% single family, 38% commercial projects, and 22% multifamily.

Asset Quality
The following table sets forth our nonperforming assets as of the dates indicated:

	September 30, 2008	June 30, 2008	December 31, 2007	September 30, 2007
	(Dollars in thousands)
Residential	$8,211	$7,701	$7,873	$8,993
SBA purchased loans - guaranteed	728	1,236	893	–
Total wholesale	8,939	8,937	8,766	8,993

Commercial real estate	885	892	1,152	1,264
Construction and development	4,713	2,900	–	–
Commercial and industrial	146	144	–	127
Multifamily	337	–	–	–
SBA originated, guaranteed portions	88	132	557	1,172
Total community bank	6,169	4,068	1,709	2,563

Total nonperforming loans	15,108	13,005	10,475	11,556
REO	2,693	2,579	3,109	3,720
Total nonperforming assets	$17,801	$15,584	$13,584	$15,276

Total nonperforming assets increased $2.2 million in the third quarter of 2008 as compared to the second quarter of 2008. Wholesale nonperforming loans were relatively unchanged as a $510,000 increase in residential loans was offset by a $508,000 decline in nonperforming guaranteed SBA purchased loans. The increase in the nonperforming residential loans in the third quarter is generally consistent with the increase in mortgage delinquencies that has occurred nationally. Community bank nonperforming loans increased $2.1 million in the third quarter, and the balance of $6.2 million at September 30, 2008 represents ..58% of community bank loans, as compared to .44% at the end of the second quarter of 2008.

Net charge-offs for the third quarter of 2008 were $305,000 compared to $136,000 for the second quarter of 2008. Residential charge offs for those same periods were $291,000, or 31 basis points annualized, compared to $120,000, or 13 basis points annualized. Community bank loan charge-offs were $14,000, or one basis point annualized in the third quarter of 2008, compared to $16,000, or one basis point annualized in the second quarter of 2008.

The allowance for credit losses as a percentage of community bank loans was 1.32%, 1.21%, and 1.20%, at September 30, 2008, December 31, 2007, and September 30, 2007, respectively. The allowance for credit losses as a percentage of residential loans was .55%, .42%, and .46%, at September 30, 2008, December 31, 2007, and September 30, 2007, respectively. The total allowance for credit losses to total nonaccrual loans is 105.4% at September 30, 2008, compared with 99.7% at December 31, 2007, and 82.4% at September 30, 2007.

At September 30, 2008, the Company’s mortgage-backed investment security portfolio had an amortized cost of $556 million. The held to maturity portfolio had an amortized cost of $458 million, net of the $4.1 million other-than-temporary impairment. The Company’s available for sale mortgage-backed investment security portfolio had an amortized cost of $97 million. At September 30, 2008, the fair value of the available for sale securities was $21.4 million less than the cost, net of tax. This loss is an unrealized loss recognized in other comprehensive income.

At September 30, 2008, pricing of the Company’s securities was based on third party pricing services, and for selected securities management’s review of analyses performed by independent third parties and consideration of other information. Aside from the two held to maturity securities that were deemed other-than-temporarily impaired, the portfolio remains substantially investment grade, and we believe the decline in fair value of the remaining portfolio is due to temporary conditions in the marketplace.

Deposits. At September 30, 2008, deposits, including custodial escrow balances, increased $198 million to $1.62 billion, as compared with $1.42 billion at December 31, 2007. Community bank deposits increased $93 million in the first nine months of 2008 to $182 million at September 30, 2008, versus $89 million at December 31, 2007. During the third quarter of 2008, retail deposits increased over $73 million as a result of successful marketing efforts to increase money market accounts and time deposits.

Capital. At September 30, 2008, the Company’s equity leverage ratio was 4.48% compared with 5.41% at December 31, 2007. The decline in the leverage ratio was principally caused by the unrealized loss on available for sale investment securities and growth in total assets, which was caused by both an increase in the volume of community bank loans and a slowing of the rate of repayment of wholesale assets. United Western Bank’s tier-1 core capital, total risk-based and tier-1 risk-based capital ratios are approximately 7.03%, 10.64% and 9.82%, respectively, as of September 30, 2008, all of which are in excess of regulatory requirements of 5%, 10% and 6%, respectively.

Management’s evaluation of securities that resulted in the non-cash other-than-temporary impairment write-down was completed on November 6, 2008. After completion of this evaluation, the Company’s Board of Directors elected to increase the capital in the Bank and thus the Bank capital ratios. Accordingly, on November 6, 2008, $6 million of additional capital was injected into the Bank through a draw on the Company’s revolving line of credit at another institution. The Bank’s tier-1 core capital, total risk-based and tier-1 risk-based capital ratios as of September 30, 2008, if the $6 million had been injected as of that date, would have been approximately 7.30%, 11.01% and 10.20%, respectively. See a reconciliation of this non-GAAP financial information to the Bank’s actual capital ratio calculation in Appendix II to this release.

In light of the national financial crisis and the enactment of the Emergency Economic Stabilization Act of 2008, U.S. government agencies are taking various actions in an attempt to enhance financial stability. These include the U.S. Treasury Department's Troubled Asset Relief Program Capital Purchase Program, which offers to all U.S. banking organizations the opportunity to issue and sell preferred stock, along with warrants to purchase common stock, to the U.S. Treasury on what appear to be relatively attractive terms as compared to alternative capital sources available in the market. Although United Western Bank’s capital ratios remain well above the minimum levels required for well capitalized status, the Company’s Board of Directors has authorized management to apply for participation in the Capital Purchase Program. We estimate that between $16 million and $48 million may be available under the program.

Conference Call
Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 9:00 AM MST (11:00 AM EST) on Wednesday, November 12, 2008. To participate in the teleconference, please call toll-free 800-240-2134 (or 303-262-2142 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live on the Company’s website, www.uwbancorp.com, and accessing the Investor Relations tab, or by accessing http://www.talkpoint.com/viewer/starthere.asp?Pres=123691.

For those unable to attend, an archive of the conference call will be hosted on these websites.

About United Western Bancorp, Inc.
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities. This area spans the eastern slope of the Rocky Mountains – from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley. United Western Bank plans to grow its network to an estimated ten to 12 community bank locations over the next three to five years. In addition to community-based banking, United Western Bancorp, Inc. and its subsidiaries offer deposit services to institutional customers and custodial, administrative, and escrow services through its wholly owned subsidiary, Sterling Trust Company. For more information, please visit our web site at www.uwbancorp.com.

Forward-Looking Statements
This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to significant risks and uncertainties. Forward-looking statements include information concerning our future results, interest rates, loan and deposit growth, operations, development and growth of our community bank network and our business strategy. Forward-looking statements sometimes include terminology such as “may,” “will,” “expects,” “anticipates,” “predicts,” “believes,” “plans,” “estimates,” “potential,” “projects,” “intends,” “should” or “continue” or the negative thereof or other variations thereon or comparable terminology. However, a statement may still be forward looking even if it does not contain one of these terms. As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions that could cause actual performance or results to differ materially from those in the forward-looking statements. These factors include, but are not limited to: the successful implementation of our community banking strategies and growth plans; the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, and conditions specifically related to the financial and credit markets, competition, legal and regulatory developments, and future additional risks and uncertainties currently unknown to us. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.

Any forward-looking statements made by the Company speak only as of the date on which the statements are made and are based on information known to us at that time. We do not intend to update or revise the forward-looking statements made in this press release after the date on which they are made to reflect subsequent events or circumstances, except as required by law.

FINANCIAL TABLES FOLLOW

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	September 30,	December 31,
	2008	2007
Assets
Cash and due from banks	$20,380	$21,650
Interest-earning deposits	4,602	3,156
Federal funds sold	–	16,000
Total cash and cash equivalents	24,982	40,806
Investment securities – available for sale, at estimated fair value	63,209	87,676
Investment securities – held to maturity, at amortized cost	512,700	574,105
Loans held for sale – at lower of cost or fair value	295,819	369,071
Loans held for investment	1,201,029	893,710
Allowance for credit losses	(13,952)	(8,000)
Loans held for investment, net	1,187,077	885,710
FHLBank stock, at cost	28,933	39,913
Mortgage servicing rights, net	10,249	11,971
Accrued interest receivable	9,293	10,551
Other receivables	24,834	14,120
Premises and equipment, net	23,581	16,949
Bank owned life insurance	24,997	24,279
Other assets, net	11,630	11,737
Deferred income taxes	21,446	6,113
Foreclosed real estate	2,693	3,109
Total assets	$2,241,443	$2,096,110

Liabilities and shareholders’ equity
Liabilities:
Deposits	$1,567,134	$1,385,481
Custodial escrow balances	50,696	34,172
FHLBank borrowings	366,349	406,129
Borrowed money	101,442	97,428
Junior subordinated debentures owed to unconsolidated subsidiary trusts	30,442	30,442
Income tax payable	236	222
Other liabilities	24,711	28,815
Total liabilities	2,141,010	1,982,689

Shareholders’ equity:
Common stock	1	1
Additional paid-in capital	23,081	23,724
Retained earnings	98,749	92,364
Accumulated other comprehensive loss	(21,398)	(2,668)
Total shareholders’ equity	100,433	113,421
Total liabilities and shareholders’ equity	$2,241,443	$2,096,110

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended			Nine Months Ended
	Sept 30,	Sept 30,	June 30,	Sept 30,	Sept 30,
	2008	2007	2008	2008	2007
Interest and dividend income:
Community bank loans	$15,439	$12,309	$13,587	$42,451	$31,472
Wholesale residential loans	5,004	6,639	4,970	15,619	21,451
Other loans	576	1,868	475	2,241	6,015
Investment securities	7,779	9,232	8,057	24,487	29,834
Deposits and dividends	353	834	405	1,327	2,422
Total interest and dividend income	29,151	30,882	27,494	86,125	91,194

Interest expense:
Deposits	2,921	6,762	2,453	9,086	22,158
FHLBank borrowings	3,645	4,226	3,663	11,101	11,967
Other borrowed money	1,543	2,038	1,492	4,800	6,595
Total interest expense	8,109	13,026	7,608	24,987	40,720

Net interest income before provision for credit losses	21,042	17,856	19,886	61,138	50,474
Provision for credit losses	2,567	352	2,080	6,183	1,277
Net interest income after provision for credit losses	18,475	17,504	17,806	54,955	49,197

Noninterest income:
Custodial, administrative and escrow services	2,547	2,155	2,580	7,687	6,180
Loan administration	1,175	1,436	1,202	3,833	4,904
Gain on sale of loans held for sale	418	1,216	142	742	2,032
Gain on sale of available for sale investment securities	–	–	–	–	98
Write-down on other-than-temporary impairment of securities	(4,110)	–	–	(4,110)	–
Other	1,115	1,489	630	2,369	3,113
Total noninterest income	1,145	6,296	4,554	10,521	16,327

Noninterest expense:
Compensation and employee benefits	8,298	7,085	7,628	23,632	19,987
Subaccounting fees	4,365	5,905	4,485	14,066	17,659
Amortization of mortgage servicing rights	491	820	672	1,872	2,803
Occupancy and equipment	898	792	717	2,425	2,170
Postage and communication	375	282	369	1,087	911
Professional fees	968	684	763	2,332	1,872
Mortgage servicing rights subservicing fees	389	455	457	1,288	1,486
Redemption of junior subordinated debentures	–	1,356	–	–	1,487
Other general and administrative	3,149	3,263	2,884	8,894	7,927
Total noninterest expense	18,933	20,642	17,975	55,596	56,302

Income before income taxes	687	3,158	4,385	9,880	9,222
Income tax (benefit) provision	(805)	495	1,320	1,960	2,064
Net income	$1,492	$2,663	$3,065	$7,920	$7,158

Net income per share – basic	$0.21	$0.37	$0.43	$1.10	$0.99
Net income per share – assuming dilution	0.21	0.37	0.43	1.10	0.98

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)
(Dollars in thousands)

	Nine Months Ended September 30,
	2008			2007
	Average Balance	Interest	Average rate	Average Balance	Interest	Average rate
Assets
Interest-earning assets:
Community bank loans:
Commercial real estate loans	$288,637	$14,289	6.61%	$164,892	$9,163	7.43%
Construction and development loans	305,303	14,049	6.15	132,604	9,248	9.32
Originated SBA loans	107,118	6,081	7.58	97,698	6,962	9.53
Multifamily loans	50,148	2,403	6.39	56,684	2,785	6.55
Commercial loans	108,077	5,250	6.49	46,938	3,094	8.81
Consumer and other loans	10,231	379	4.95	4,329	220	6.79
Total community bank loans	869,514	42,451	6.52	503,145	31,472	8.36
Wholesale assets:
Residential loans	392,684	15,619	5.30	538,205	21,451	5.31
Purchased SBA loans and securities	162,596	3,977	3.27	220,455	8,788	5.33
Mortgage-backed securities	575,180	22,751	5.27	680,657	27,061	5.30
Total wholesale assets	1,130,460	42,347	4.99	1,439,317	57,300	5.31
Interest-earning deposits	16,551	307	2.44	20,518	787	5.06
FHLBank stock	36,099	1,020	3.77	39,261	1,635	5.57
Total interest-earning assets	2,052,624	$86,125	5.60%	2,002,241	$91,194	6.08%

Noninterest-earning assets:
Cash	18,896			19,897
Allowance for credit losses	(12,276)			(9,129)
Premises and equipment	20,588			10,641
Other assets	84,682			82,785
Total noninterest-earning assets	111,890			104,194
Total assets	$2,164,514			$2,106,435

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Passbook accounts	$253	$2	0.81%	$169	$2	1.27%
Money market and NOW accounts	1,191,489	8,076	0.91	1,225,433	21,103	2.30
Certificates of deposit	33,934	1,008	3.97	33,229	1,053	4.24
FHLBank borrowings	419,934	11,101	3.47	323,547	11,967	4.88
Repurchase agreements	78,361	2,124	3.56	70,849	2,578	4.86
Borrowed money and junior subordinated debentures	51,906	2,676	6.77	62,539	4,017	8.47
Total interest-bearing liabilities	1,775,877	24,987	1.86%	1,715,766	40,720	3.16%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	254,867			255,605
Other liabilities	21,759			21,924
Total noninterest-bearing liabilities	276,626			277,529
Shareholders’ equity	112,011			113,140
Total liabilities and shareholders’ equity	$2,164,514			$2,106,435

Net interest income before provision for credit losses		$61,138			$50,474
Interest rate spread			3.74%			2.92%
Net interest margin			3.99%			3.37%
Ratio of average interest-earning assets to average interest-bearing liabilities			115.58%			116.70%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2008			September 30, 2007
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest-earning assets:
Community bank loans:
Commercial real estate loans	$349,329	$5,561	6.33%	$174,094	$3,230	7.36%
Construction and development loans	335,165	4,912	5.83	178,624	4,198	9.32
Originated SBA loans	119,417	2,082	6.94	95,778	2,353	9.75
Multifamily loans	49,457	802	6.49	55,195	917	6.65
Commercial loans	120,811	1,864	6.14	69,476	1,534	8.76
Consumer and other loans	18,106	218	4.79	4,671	77	6.54
Total community bank loans	992,285	15,439	6.19	577,838	12,309	8.45
Wholesale assets:
Residential loans	376,561	5,004	5.32	488,048	6,639	5.44
Purchased SBA loans and securities	151,608	1,081	2.84	205,755	2,633	5.08
Mortgage-backed securities	543,678	7,274	5.35	635,697	8,467	5.33
Total wholesale assets	1,071,847	13,359	4.99	1,329,500	17,739	5.34
Interest-earning deposits	15,410	76	1.93	23,760	304	5.01
FHLBank stock	28,659	277	3.85	38,886	530	5.41
Total interest-earning assets	2,108,201	$29,151	5.51%	1,969,984	$30,882	6.25%

Noninterest-earning assets:
Cash	20,046			18,721
Allowance for credit losses	(14,052)			(9,403)
Premises and equipment	22,741			11,608
Other assets	90,072			81,940
Total noninterest-earning assets	118,807			102,866
Total assets	$2,227,008			$2,072,850

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Passbook accounts	$250	$1	0.85%	$195	$1	1.26%
Money market and NOW accounts	1,249,288	2,504	0.80	1,190,742	6,449	2.15
Certificates of deposit	42,959	416	3.85	27,894	312	4.44
FHLBank borrowings	427,431	3,645	3.34	336,463	4,226	4.91
Repurchase agreements	80,045	647	3.16	76,098	927	4.77
Borrowed money and junior subordinated debentures	52,806	896	6.64	55,416	1,111	7.85
Total interest-bearing liabilities	1,852,779	8,109	1.73%	1,686,808	13,026	3.04%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	245,763			247,433
Other liabilities	22,283			24,361
Total noninterest-bearing liabilities	268,046			271,794
Shareholders’ equity	106,183			114,248
Total liabilities and shareholders’ equity	$2,227,008			$2,072,850

Net interest income before provision for credit losses		$21,042			$17,856
Interest rate spread			3.78%			3.21%
Net interest margin			3.99%			3.64%
Ratio of average interest-earning assets to average interest-bearing liabilities			113.79%			116.79%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended			Nine Months Ended
	Sept. 30,	Sept. 30,	June 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2008	2007

Weighted average shares – basic	7,119,398	7,245,265	7,198,357	7,178,169	7,252,779
Weighted average shares – assuming dilution	7,119,578	7,261,470	7,210,304	7,191,229	7,282,447
Number of shares outstanding at end of period	7,224,111	7,280,084	7,221,723	7,224,111	7,280,084

Operating Ratios & Other Selected Data (1)
Return of average equity	5.62%	9.32%	10.76%	9.43%	8.44%
Operating efficiency ratios (3)	83.12%	82.07%	70.80%	74.97%	80.09%
Book value per share (end of period)	$13.90	$15.49	$14.34	$13.90	$15.49
Yield on assets	5.51%	6.25%	5.40%	5.60%	6.08%
Cost of liabilities	1.73%	3.04%	1.71%	1.86%	3.16%
Net interest margin (2)	3.99%	3.64%	3.92%	3.99%	3.37%

Asset Quality Information (1)
Community bank allowance for credit losses	$13,966	$7,318	$11,972	$13,966	$7,318
Allowance to community bank loans	1.32%	1.20%	1.28%	1.32%	1.20%
Residential allowance for credit losses	$1,961	$2,138	$1,645	$1,961	$2,138
Allowance to residential loans	0.55%	0.46%	0.45%	0.55%	0.46%
Allowance for credit losses	$15,927	$9,521	$13,665	$15,927	$9,521
Allowance for credit losses to total loans	1.06%	0.79%	0.98%	1.06%	0.79%
Community bank net charge offs (recoveries)	$14	$(118)	$16	$82	$79
Residential net charge offs	291	166	120	612	439
Residential nonaccrual loans	8,211	8,993	7,701	8,211	8,993
Commercial nonaccrual loans	6,169	2,563	5,304	6,169	2,563
Commercial guaranteed nonaccrual loans	816	1,172	1,368	816	1,172
Total nonaccrual assets and REO	17,801	15,276	15,584	17,801	15,276
Total residential loans allowance to nonaccrual residential loans	23.33%	23.80%	21.36%	23.33%	23.80%
Ratio of allowance for credit losses to total nonaccrual loans (less guaranteed portion)	111.44%	91.69%	117.43%	111.44%	91.69%
Ratio of allowance for credit losses to total nonaccrual loans	105.42%	82.39%	105.07%	105.42%	82.39%
Total nonaccrual residential loans to total residential loans	2.34%	1.92%	2.10%	2.34%	1.92%
Total nonaccrual commercial loans to total commercial loans	0.60%	0.35%	0.51%	0.60%	0.35%
Total nonaccrual assets and REO to total assets	0.79%	0.74%	0.72%	0.79%	0.74%

(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.

(3) The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income.  Operating income is equal to net interest income before provision for credit losses plus noninterest income.

Appendix I

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS DISCLOSURE
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended September 30, 2008

		Non-GAAP
	GAAP	Disclosure		Adjusted
Pre tax income	$687
Other-than-temporary impairment on securities		$(4,110)	(1)
Pre tax income (loss) revised	687	(4,110)		$4,797
Income tax (benefit) expense	(805)	(1,565)	(2)	760
Net income (loss)	$1,492	$(2,545)		$4,037

Diluted earnings (loss) per share	$0.21	$(0.36)		$0.57

	Nine Months Ended September 30, 2008

		Non-GAAP
	GAAP	Disclosure		Adjusted

Pre tax income	$9,880
Other-than-temporary impairment on securities		$(4,110)	(1)
Pre tax income (loss) revised	9,880	(4,110)		$13,990
Income tax expense (benefit)	1,960	(1,565)	(2)	3,525
Net income (loss)	$7,920	$(2,545)		$10,465

Diluted earnings (loss) per share	$1.10	$(0.36)		$1.46

(1) Represents charge for other-than-temporary impairment.
(2) Represents income tax expense at marginal tax rate of 38%.

Appendix II

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS DISCLOSURE
Quarter Ended September 30, 2008
(Unaudited)
(Dollars in thousands)

	Capital Ratio Disclosure as of September 30, 2008
			For Capital		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)	$170,993	10.64%	$128,598	8.00%	$160,748	10.00%
Core Capital (to Adjusted Tangible Assets)	158,620	7.03%	90,264	4.00%	111,106	5.00%
Tier 1 Capital (to Risk Weighted Assets)	158,620	9.82%	N/A	N/A	96,449	6.00%

Management’s evaluation of securities that resulted in the non-cash other-than-temporary impairment write-down was completed on November 6, 2008. After completion of this evaluation the Company’s Board of Directors elected to increase the capital in the Bank and thus the Bank capital ratios.  Accordingly, on November 6, 2008 $6 million of additional capital was injected into the Bank. The calculation below shows the pro-forma impact of the $6 million capital injection as of September 30, 2008.  The calculation assumes that the Bank would have reduced outstanding borrowings and thus there was no increase in assets.

Non-GAAP Capital Ratio Disclosure

	Pro-forma Capital Ratio Disclosure as of September 30, 2008
			For Capital		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)	$176,993	11.01%	$128,598	8.00%	$160,748	10.00%
Core Capital (to Adjusted Tangible Assets)	164,620	7.30%	90,264	4.00%	111,106	5.00%
Tier 1 Capital (to Risk Weighted Assets)	164,620	10.20%	N/A	N/A	96,449	6.00%